CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Independent Registered Pubic Accounting Firm and Legal Counsel” in Post-Effective Amendment No. 543 to the Registration Statement on Form N-1A of Advisors Series Trust as filed with the Securities and Exchange Commission on or about September 26, 2013.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York
September 26, 2013